Exhibit 99.1

Molina Healthcare Announces Pricing of Synthetic Exchange Transaction

LONG BEACH, Calif.--(BUSINESS WIRE)--March 6, 2018--Molina Healthcare, Inc. (NYSE: MOH) (the “Company”) today announced that on March 5, 2018, it priced a synthetic exchange transaction with a limited number of holders (the “Noteholders”) of its 1.625% Convertible Senior Notes due 2044 (the “1.625% Notes”) pursuant to which the Company has agreed to repurchase from the Noteholders an aggregate of $96,785,000 principal amount of the 1.625% Notes (collectively, the “Note Repurchases”) and simultaneously issue to the Noteholders an aggregate of 1,768,177 shares (the “Shares”) of its common stock (collectively, the “Share Issuances” and, together with the Note Repurchases, the “Transactions”) in privately negotiated transactions. SunTrust Robinson Humphrey, Inc. acted as Sole Exchange Agent and Financial Advisor to the Company for the Transactions.

On a net basis, the Company will not receive any proceeds from the Transactions and will pay customary fees and expenses in connection therewith. Therefore, the Transactions will not have a material impact on the Company’s cash position.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Shares and shall not constitute an offer, solicitation or sale in any state or jurisdiction where such offer, solicitation or sale is prohibited.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare serves approximately 4.5 million members. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

Cautionary Statement under the Private Securities Litigation Reform Act: This press release contains “forward-looking statements,” including statements related to the Note Repurchases and Share Issuances, which are subject to risks and uncertainties, including, without limitation, risks related to whether the Company will consummate the Transactions on the expected terms, or at all, and market and other general economic conditions. A discussion of the risk factors facing the Company can be found in its annual report on Form 10-K for the year ended December 31, 2017, in its Form 10-Q quarterly reports, in its Form 8-K current reports, and in its other reports and filings with the SEC. These reports can be accessed on the SEC’s website at www.sec.gov. The Company undertakes no obligation to release any revisions to any forward-looking statements.

CONTACT:
Molina Healthcare, Inc.
Ryan Kubota, 562-435-3666
Investor Relations